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                           SUISSE FINANCE CORPORATION               EXHIBIT 99.5
                               27 Wellington Road
                                 Cork, Ireland

VIA FAX:  (212) 962-4551

July 10, 1996


Information Management Technologies Corporation
130 Cedar Street
New York, NY  10006

Attention:  Mr. Joseph A. Gitto, Jr.

               Re:     Amendment to 6% Convertible Debentures due 3/5/98

Dear Mr. Gitto:

Enclosed is a Notice of Conversion requesting that $413,875 principal amount of our debentures referenced above be converted. Our calculations reflect that the conversion price should be $0.9625 per share, which should generate 430,000 shares of Information Management Technologies Corporation (the "Company") common stock. Such conversion will require that the company waive the provision in the debenture which limits our right to convert the debenture in the event that after such conversion, Infinity would own more than 4.99% of the outstanding common stock of the Company. Please acknowledge this letter where indicated to evidence such waiver.

The stock certificate should be delivered to our representative from the law firm of Watson, Farley & Williams, who will be present at the offices of American Stock Transfer tomorrow. The remaining debenture should be delivered to:

                          Infinity Investors, Ltd.
                          Attn:  Barrett Wissman
                          1601 Elm Street
                          Suite 4000
                          Dallas, TX  75201

Please note that the debenture terms should reflect the amendment thereto which you executed this morning. Hard copies of the Notice of Conversion and Debentures are being sent by overnight mail tonight.

Thank you or your prompt assistance.

                                        Sincerely,

                                          /s/ Barrett Wissman
                                        Barrett Wissman,
                                        Consultant


Acknowledged this 10th day of July, 1996

INFORMATION MANAGEMENT TECHNOLOGIES CORPORATION

By:      /s/ Joseph A. Gitto, Jr.
    -------------------------------------------
         Name:  Joseph A. Gitto, Jr.
         Title:  President